EXHIBIT C
Exhibit 2
Schedule 14C
Millennium Electronics, Inc.
File No. 0-22515

                         AGREEMENT AND PLAN OF MERGER
                                   BETWEEN
                         MILLENNIUM ELECTRONICS, INC.
                             (a Utah corporation)
                                     and
                      SPEAKING ROSES INTERANTIONAL, INC.
                            (a Nevada corporation)

     This Agreement and Plan of Merger ("Agreement") made and entered into this ____ day of ________ 200__, by and between Speaking Roses International, Inc., a Utah corporation (herein sometimes referred to as the "Utah Corporation" or "Surviving Corporation"), and Millennium Electronics, Inc., a Nevada corporation (herein sometimes referred to as the "Nevada Corporation"), said corporations hereinafter sometimes referred to jointly as the "Constituent Corporations."

                                   RECITALS

     The Utah Corporation is a corporation organized and existing under the laws of the State of Utah, its Articles of Incorporation having been filed in the office of Division of Corporations of the State of Utah on or about October 9, 2003, and is governed by the provisions of Title 16, Chapter 10a, of the Utah Code Annotated ("UCA"). The total number of shares of common stock which the Utah Corporation has authority to issue is 70,000,000, of which 500 shares are issued and outstanding, all of which are owned by the Nevada Corporation. The total number of shares of preferred stock which the Utah Corporation has authority to issue is 30,000,000, of which none are issued and outstanding,

     The sole purpose of the merger agreed to herein is to change the domicile of the Nevada Corporation to the State of Utah.

     The Nevada Corporation is a corporation organized and existing under the laws of the State of Nevada, its Certificate of Incorporation having been filed in the office of the Secretary of State of the State of Nevada on the 13th day of February, 1997, and is governed by the provisions of Chapter 78 of the Nevada Revised Statutes ("NRS"). The total number of shares of common stock which the Nevada Corporation has authority to issue is 25,000,000, of which 5,876,131 shares are issued and outstanding. The total number of shares of preferred stock, which the Nevada Corporation has authority to issue, is 5,000,000. The Board of Directors of the Nevada Corporation has previously designated a Series B Preferred Stock and a Series C Preferred Stock. At December 1, 2003, there were 30,500 shares of Series B Preferred Stock outstanding and 100,000 shares of Series C Preferred Stock outstanding. For each matter submitted to the common stockholders for a vote, the holders of Series B Preferred Stock have, in

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addition to any voting  rights  provided by law, the right to 200 votes for each share of Series B Preferred Stock owned. For each matter submitted to the common stockholders for a vote, the holders of Series C Preferred Stock have, in addition to any voting rights provided by law, the right to 50 votes for each share of Series C Preferred Stock owned.

     The respective Boards of Directors of the Utah Corporation and the Nevada Corporation have determined that, for the purpose of effecting the reincorporation of the Nevada Corporation in the State of Utah, it is advisable, to the advantage of and in the best interests of the Nevada Corporation and its stockholders that the Nevada Corporation merge with and into the Utah Corporation upon the terms and subject to the conditions herein provided.

     There are dissenting stockholders under the NRS rights as a result of the merger. The Constituent Corporations will comply with the NRS in regards to such rights.

     The respective Boards of Directors of the Nevada Corporation and the Utah Corporation have adopted and approved this Agreement. The Board of Directors of the Nevada Corporation has adopted and approved this Agreement and directed that this Agreement be submitted to the stockholders of the Nevada Corporation for their consideration. The holders of a majority of the votes that can be cast with respect to the issued and outstanding voting shares of the Nevada Corporation have approved and adopted this Agreement by written consent in lieu of a meeting of stockholders, in accordance with the NRS. The Nevada Corporation, which is the sole shareholder of the Utah corporation, has approved and adopted this Agreement.

     NOW THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Utah Corporation and the Nevada Corporation, by their respective Boards of Directors have agreed and do hereby agree as follows:

                                  ARTICLE I

     The address of the Nevada Corporation is 35 North 100 East, Heber, UT 84032. The address of the Utah Corporation is 545 West 500 South, Bountiful, Utah 84010. In accordance with the NRS and the UCA, the Nevada Corporation and the Utah Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Nevada and of the State of Utah, by the Nevada Corporation merging with and into the Utah Corporation, which shall be the Surviving Corporation. Such merger shall be effective at the time Articles of Merger are filed in the States of Utah and Nevada.

                                  ARTICLE II

     Upon the merger becoming effective as provided by the applicable laws of the State of Nevada and of the State of Utah (the time when the merger shall so become effective being sometimes herein referred to as the "Effective Date of the merger") the following shall occur:

     1. The Constituent Corporations shall be a single corporation, which shall be the Utah Corporation as the surviving corporation, and the separate existence

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of the Nevada  Corporation shall cease except to the extent provided by the laws of the State of Nevada applicable to a corporation after its merger into another corporation.

     2. The Utah Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public or a private nature, of each of the Constituent Corporations. All property, real or personal, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to, or due to each of the Constituent Corporations, shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger.

     3. The Utah Corporation shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations. Any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the merger.

     4. The aggregate amount of the net assets of the Constituent Corporations, which was available for the payment of dividends immediately prior to the merger, to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Corporation.

     5. The Bylaws of the Utah Corporation as existing and constituted immediately prior to the effective date of merger shall be and constitute the bylaws of the Surviving Corporation.

     6. The directors and officers of the Surviving Corporation shall, at the Effective Date of the merger be as follows:

             Name                 Position
             ----                 --------
             Blaine Harris        Chief Executive Officer/
                                  President/Chairman of the Board
             Rene Rodriguez       Chief Operating Officer/Director
             Kenneth D. Redding   Executive Vice President
             Roland N. Walker     Director
             Terrell Lassetter    Director
             Robert E. Warfield   Director

                                 ARTICLE III

     The Articles of Incorporation of the Utah Corporation, as filed in the office of the Division of Corporations of the State of Utah, shall constitute

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the  Articles of  Incorporation  of the  Surviving  Corporation,  until  further amended in the manner provided by law.

                                   ARTICLE IV

     The manner and basis of converting the shares of each of the Constituent Corporations into shares of the Surviving Corporation is as follows:

     1. The 500 shares of stock of the Utah Corporation now owned and held by the Nevada Corporation shall be canceled and no shares of stock of the Utah Corporation shall be issued in respect thereto, and the capital of the Utah Corporation shall be deemed to be reduced by the amount of Fifty Dollars ($50) the amount represented by said 500 shares of stock.

     2. Upon the Effective Date and by virtue of the merger and without any action on the part of the holders thereof: (i) each 16.859 outstanding shares of common stock, par value $0.001 per share, of the Nevada Corporation (the "Common Stock") immediately prior to the Effective Date will be converted into one (1) share of common stock, par value $0.001 per share of the Utah Corporation (the "the Utah Corporation Common Stock"). No fractional shares will be issued in connection with the Merger. Instead, one additional whole share of common stock will be issued for each fractional share resulting from the Merger.

                                  ARTICLE V

     If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Corporation the title to any property or rights of the Nevada Corporation, the proper officers and directors of the Nevada Corporation shall, and will, execute and make all such proper assignments and assurances in law and do all things necessary or proper to thus vest such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE VI

     This Agreement has been submitted to and approved by the stockholders of each of the Constituent Corporations, as provided by law, and shall take effect upon the effective Date of the merger. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be abandoned by either of the Constituent Corporations by an appropriate resolution of its board of directors at any time prior to its approval or adoption by the stockholders thereof, or by the mutual consent of the Constituent Corporations evidenced by appropriate resolutions of their respective boards of directors, at any time prior to the effective date of the merger.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to conflict of laws principles.

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     IN  WITNESS  WHEREOF,  the Utah  Corporation  and the  Nevada  Corporation,
pursuant to the approval and authority duly given by resolutions adopted by their respective boards of directors and stockholders have caused this Agreement to be executed by the President of each party hereto.

     Millennium Electronics, Inc.             Speaking Roses International, Inc.
     a Nevada corporation                     a Utah corporation

     By____________________________           By________________________
       Douglas P. Morris, President             Blaine Harris, President








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